ADDENDUM TO CONVERTIBLE DEBENTURE AND
                        WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the 27th day of April 2005 by and between Peabodys Coffee, Inc., a Nevada corporation ("Peabodys"), and La Jolla Cove Investors, Inc., a California corporation ("LJCI").

WHEREAS, Peabodys and LJCI are parties to that certain 7 3/4 % Convertible Debenture dated as of December 5, 2003 ("Debenture"); and

WHEREAS, Peabodys and LJCI are parties to that certain Warrant to Purchase Common Stock dated as of December 5, 2003 ("Warrant"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Peabodys and LJCI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. Under section 2.5 of the Debenture, Peabodys has the right to redeem the Debenture under certain circumstances. In addition, LJCI may be advancing additional funds to Peabodys that may be treated as Warrant prepayments. It is hereby agreed that Peabodys shall only be able to redeem the Principal Amount of the Debenture that does not have a Warrant prepayment associated with it.

3. When the Debenture Principal Amount declines below $50,000, LJCI shall be permitted, for a period of 60 days, to add up to $250,000 of additional principal to the Debenture, on the same terms and conditions as the Debenture.

4. For all Common Shares obtained under registration statements filed after December 9, 2004, the percentage Conversion Price set forth in section 3.1(a) of the Debenture shall be 65% and the 20 Trading Day period set forth in section 3.1(a) shall be increased to 30 Trading Days. At LJCI's option, any monetary penalties due LJCI under the Debenture may be added to the principal balance of the Debenture.

5. On or about February 8, 2005, LJCI advanced $30,000 to, or on behalf of, Peabodys for various payables. Such funds shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant. The timing of the application of the prepaid funds shall be at LJCI's sole discretion.

6. On the effective date of the next SB-2 registration statement containing Common Shares for LJCI, LJCI will advance $25,000 to Nicholson & Olson on behalf of Peabodys. Such funds shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant. The timing of the application of the prepaid funds shall be at LJCI's sole discretion.

7. Except as specifically amended herein, all other terms and conditions of the Debenture and Warrant shall remain in full force and effect.

IN WITNESS WHEREOF, Peabodys and LJCI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

Peabodys Coffee, Inc.                      La Jolla Cove Investors, Inc.

By: __________________________             By: __________________________

Name: _______________________              Name: ________________________

Title: ________________________            Title: _________________________

The undersigned personally guarantees repayment of all amounts advanced by LJCI to or on behalf of Peabodys after November 15, 2004.

----------------------------------
Todd N. Tkachuk